UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NETLOGIC MICROSYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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NETLOGIC MICROSYSTEMS, INC.

3975 Freedom Circle

Santa Clara, CA 95054

Dear Stockholder,

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of NetLogic Microsystems, Inc. (the “Company”), to be held on May 20, 2011, 8:00 a.m., Pacific time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, 4th Floor, East Palo Alto, California 94303.

It is important that your shares be represented and voted at the meeting. Whether you plan to attend the Annual Meeting or not, it is important that you promptly register your vote in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. This will ensure your proper representation at the Annual Meeting. Returning the proxy does not deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2011 Annual Meeting of Stockholders and Proxy Statement.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Ronald S. Jankov
President and Chief Executive Officer

First mailed to stockholders on

or about April 29, 2011

YOUR VOTE IS IMPORTANT.

PLEASE REMEMBER TO PROMPTLY RETURN YOUR PROXY.

NETLOGIC MICROSYSTEMS, INC.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 20, 2011

To the Stockholders of NetLogic Microsystems, Inc.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), will be held on May 20, 2011, at 8:00 a.m., Pacific time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, 4th Floor, East Palo Alto, California 94303, for the following purposes:

1. To elect three members in Class I of our board of directors to hold office until the 2014 annual meeting of stockholders or until their respective successors have been elected or appointed. The nominees are Ronald Jankov, Marvin Burkett and Norman Godinho;

2. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.  To hold an advisory vote on executive compensation;

4.  To hold an advisory vote on the frequency of future advisory votes on executive compensation;

5.  To consider a stockholder proposal; and

6.  To transact such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our board of directors has fixed the close of business on March 31, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments of the Annual Meeting. A list of such stockholders will be available for inspection at the principal office of the Company.

You are cordially invited to attend the Annual Meeting. However, to ensure that you are represented at the Annual Meeting, please register your vote as promptly as possible in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. If you attend the Annual Meeting, you may vote in person even though you have returned a proxy card previously. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Roland B. Cortes
Secretary

Santa Clara, California

April 29, 2011

NETLOGIC MICROSYSTEMS, INC.

3975 Freedom Circle

Santa Clara, California 95054

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the board of directors of NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), of proxies, in the accompanying form, to be used at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Bingham McCutchen LLP, 1900 University Avenue, 4th Floor, East Palo Alto, California 94303, on May 20, 2011, at 8:00 a.m., Pacific time, and any adjournments of the Annual Meeting. Unless the context otherwise requires, the “Company,” “we,” “us,” and similar terms refer to NetLogic Microsystems, Inc.

If you need directions to the location of the Annual Meeting in order to attend the meeting and vote in person, please contact Roland Cortes at (408) 454-3000.

This Proxy Statement and the accompanying proxy card are being mailed on or about April 29, 2011 to all stockholders entitled to notice of and to vote at the Annual Meeting.

SOLICITATION AND VOTING PROCEDURES

Shares represented by valid proxies in the form enclosed received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting will be voted at the Annual Meeting, as discussed below. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Holders of our common stock are entitled to one vote per share on all matters. To vote in person, a stockholder must attend the Annual Meeting, and then complete and submit the ballot provided at the meeting. To vote by proxy, a stockholder must mark, sign, and date the enclosed proxy card and mail it to our transfer agent or submit proxy instructions electronically by using the Internet and logging on to www.eproxy.com/netl/ as provided on the proxy card. The board of directors has appointed Ronald Jankov and Roland Cortes as holders of the proxies submitted in response to the solicitation pursuant to this Proxy Statement. An automated system administered by our transfer agent tabulates stockholder votes submitted by proxy, and an officer of the Company will tabulate votes cast in person at the Annual Meeting.

Abstentions and Broker Non-Votes. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Broker non-votes are considered present but not entitled to vote. Broker non-votes will not affect the outcome of the vote on any of the proposals at the Annual Meeting because broker non-votes are excluded from the tabulation of votes on each proposal. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares only on routine matters. such as the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 2). Non-routine matters include the election of nominees for the board (Proposal No. 1), the advisory votes concerning executive compensation matters (Proposals No. 3 and No. 4), and the stockholder proposal (Proposal No. 5).

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. They have no effect on the votes regarding Proposals No. 1 and No. 4, however. Only “FOR” and

“WITHHOLD” votes are counted for purposes of determining the votes received in connection with Proposal No. 1 relating to the election of directors. Proposal No. 4 is an advisory vote on stockholder preference, with the selection receiving the most votes considered to represent such preference. In the case of Proposals No. 2 and No. 3, broker non-votes have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Proposals No. 2 and No. 3 each require the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, so abstentions are equivalent to votes against these proposals and could prevent their approval. Only “FOR” and “AGAINST” votes are included in the calculation of the stockholder vote on Proposal No. 5. Therefore, broker non-votes and abstentions have no effect on the stockholder vote on this proposal.

In order to minimize the number of broker non-votes, we encourage you to provide voting instructions to the organization that holds your shares.

Required vote. A summary of the voting requirements and the recommendation of the board of directors for each of the proposals to be considered at the Annual Meeting is as follows:

•

Proposal No. 1: Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, and the three directors who receive the most votes will be elected to our board of directors to serve until our 2014 annual meeting of stockholders. Votes withheld will have no legal effect. The board of directors recommends a vote “FOR” all nominees.

•

Proposals No. 2 and No. 3: An affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposals No. 2 and No. 3. The board of directors recommends a vote “FOR” the ratification of the appointment of the registered independent public accounting firm under Proposal No. 2 and “FOR” approval of executive compensation under Proposal No. 3.

•

Proposal No. 4: The selection for the frequency with which the Company asks stockholders for an advisory vote on executive compensation that receives the most votes will be considered the preference of stockholders. The board of directors recommends a vote for “THREE YEARS” for the frequency of advisory votes on executive compensation under Proposal No. 4.

•

Proposal No. 5: The stockholder proposal will be approved by stockholders only if the number of votes “FOR” the proposal exceeds 50% of the combined number of votes “FOR” and “AGAINST” the proposal. The board of directors recommends a vote “AGAINST” the stockholder proposal under Proposal No. 5.

All proxies will be voted as specified on the proxy cards submitted by stockholders if the proxy is properly executed or electronically submitted and is received by us prior to the close of voting at the Annual Meeting or any adjournment or postponement of the Annual Meeting.   If no choice has been specified, the proxy holders will vote a properly completed and timely returned or electronically submitted proxy card for our board of directors’ nominees under Proposal No. 1. In addition, all properly completed and timely returned or electronically submitted proxy cards will be voted by the proxy holders in their discretion for any other matters properly and timely submitted for a vote at the Annual Meeting in accordance with the recommendations of our Board of Directors set forth in this proxy statement, or in the case of Proposal No. 6, in the proxy holders’ discretion.

The close of business on March 31, 2011 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of our common stock at the close of business on March 31, 2011 will be entitled to notice of and to vote at the Annual Meeting. As of that date, we had 68,309,833 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share.

The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement and other proxy materials will be borne by us. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We will reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, electronic facsimile transmission and other electronic means, and personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such solicitation. We have retained Wells Fargo Shareowner Services to assist in the distribution of proxies for a fee estimated to be approximately $5,000 plus reasonable out-of-pocket expenses.

Copies of our 2010 Annual Report on Form 10-K are being mailed to stockholders with this Proxy Statement. Additional copies of our 2010 Annual Report on Form 10-K, excluding exhibits, may be obtained by any stockholder without charge by making a request through our website “Investor Information” pages at www.netlogicmicro.com or by written request addressed to: Investor Relations, NetLogic Microsystems, Inc., 3975 Freedom Circle, Santa Clara, California 95054. Electronic copies of our 2010 Annual Report on Form 10-K, this Proxy Statement and the proxy card can also be found on our website “Investor Information” pages at www.netlogicmicro.com.

REVOCABILITY OF PROXIES

You can revoke your proxy at any time before the voting at the Annual Meeting by sending a properly signed written notice of your revocation to the Secretary of the Company, by submitting another proxy that is properly signed and bearing a later date, by following the specified procedures for submitting a proxy electronically and changing your vote, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. You should direct any written notices of revocation and related correspondence to NetLogic Microsystems, Inc., 3975 Freedom Circle, Santa Clara, California 95054, Attention: Secretary.

*            *             *

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2011

This Proxy Statement, the Proxy Card and our 2010 Annual Report are available at

http://www.netlogicmicro.com/proxymaterials.htm.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that directors Perham, Broyles, Krock, Godinho, Domenik and Burkett are “independent,” as defined under Marketplace Rule 5605(a)(2) of the listing rules of the NASDAQ Stock Market (the “NASDAQ listing rules”). No director qualifies as independent unless our board of directors determines that the director has no direct or indirect material relationship with us. On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. We also independently review our relationship to any entity employing a director or on which the director serves as a member of the board of directors. Our board of directors has determined that all directors who served during 2010, other than Mr. Jankov, are independent in accordance with SEC rules and regulations and the NASDAQ listing rules. Our board of directors has concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of these directors in their service on our board of directors or its committees. Our board of directors also considered share ownership of the directors and determined in the case of Mr. Godinho that his beneficial ownership of shares representing approximately 5% of the common stock does not result in his having a controlling block of shares or prevent him from acting independently.

Our board of directors also has determined that Mr. Perham is the lead independent director. Our board of directors has standing Audit, Compensation and Governance and Nominating Committees, each of which is comprised solely of independent directors in accordance with the NASDAQ listing rules.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for Employees, Executive Officers and Directors that applies to all of our employees and directors. We have posted this Code of Business Conduct and Ethics on our website at www.netlogicmicro.com.

Stockholder Communications with the Board

Stockholders who desire to communicate with our board of directors, or to a specific director, may do so by delivering the communication addressed to either the board of directors or any director, c/o NetLogic Microsystems, Inc., 3975 Freedom Circle, Santa Clara, California 95054. These communications will be delivered to the board, or any individual director, as specified.

Annual Meeting Attendance

Our board of directors encourages each director to attend our annual meetings of stockholders, but attendance is not required. Directors Jankov, Perham, Broyles and Godinho attended our 2010 annual meeting of stockholders.

Board of Directors

Members of the Board of Directors

The names of each of our current directors and certain information about them are set forth below:

Name	Age	Position
Leonard Perham (1)(2)	67	Director, Chairman of the Board
Steven Domenik (1)(2)(3)	59	Director
Douglas Broyles (3)	69	Director
Alan Krock	50	Director
Marvin Burkett (1)	68	Director
Norman Godinho	70	Director
Ronald Jankov	52	Director, Chief Executive Officer and President

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Governance and Nominating Committee.

Board Diversity and Board Member Qualifications

Our Governance and Nominating Committee is responsible for identifying prospective board candidates, recommending nominees for election to our board of directors, developing and recommending board member selection criteria, considering committee member qualifications, recommending corporate governance principles to our board of directors, and providing oversight in the evaluation of our board of directors and each committee. The responsibilities of our Governance and Nominating Committee are described in the Governance and Nominating Committee Charter approved by our board of directors, a current copy of which is available at www.netlogicmicro.com.

When there is a need to identify or evaluate a prospective nominee, our Governance and Nominating Committee undertakes a careful review process which may involve, among other things, candidate interviews, inquiries of the person or persons recommending the candidate, engagement of an outside firm to gather additional information and discussions with management and incumbent directors. In evaluating candidates, including current directors eligible for re-election, our Governance and Nominating Committee considers various factors, including the size and composition of our board of directors and our committees, the needs of our board of directors and committees, the candidate’s expertise and experience, the candidate’s independence and potential conflicts of interest, the candidate’s character and integrity, and the candidate’s existing commitments. Upon completion of its review and evaluation, our Governance and Nominating Committee makes its recommendations to our board of directors regarding the candidate(s). All nominations are approved by the entire board of directors, including all of the independent directors. After considering our Governance and Nominating Committee’s recommendations, our board of directors determines and approves which candidate(s) shall be nominated for election to our board of directors, subject to stockholder approval.

Our board prefers a variety of professional backgrounds and experiences among its members, and does not follow any prescribed process or formula; rather, it uses its judgment to review the professional background and experiences of each candidate and board member such that the board, as a whole, will be able to successfully perform its duties to the highest standards. In particular, the board has sought to include members that have experience in establishing and growing integrated circuit companies, leading integrated circuit companies in chief executive officer, chief financial officer or other senior management positions, working with the investment community, serving on the board of directors of other companies, both public and private, and have experience in the development and oversight of high technology companies, and familiarity with the capital markets environment for such companies.

In determining that each member of the board is qualified to be a director, the board has relied on the attributes listed below and on the direct personal knowledge of each of the members’ prior service on the board. There are no family relationships among any of our directors or executive officers.

Leonard Perham has served as a member of or chairman of our board of directors since March 2000. Mr. Perham has a lengthy history of managing high-technology integrated circuit companies as a chief executive officer and board member. Mr. Perham has been the President and Chief Executive Officer of MoSys, Inc. (a provider of intellectual property cores and integrated circuit products) since November 2007, and from April 1991 to January 2000, Mr. Perham was the Chief Executive Officer of Integrated Device Technology, Inc.

Stephen Domenik has served as a member of our board of directors since January 2001. Since 1995, Mr. Domenik has been with Sevin Rosen Funds, a venture capital firm, where he is a General Partner and has developed considerable relevant experience in investments in and the strategic development of high-technology companies. During his tenure at Sevin Rosen Funds he has led numerous investments in private companies. Mr. Domenik is a member of the board of directors of Pixelworks, Inc.

Douglas Broyles has served as a member of our board of directors since December 1999. Mr. Broyles has been a General Partner with Huntington Ventures (a private investment firm) since September 2000. For the past 25 years as an investor and board member, Mr. Broyles has gained first-hand experience in helping oversee the strategic direction and growth strategies of several Silicon Valley technology companies and has current experience in the areas of wireless communications and leading edge semiconductor fabrication technologies. From 1999 to 2008, Mr. Broyles was a member of the board of directors of Peak International a market leader in plastic design, engineering, production and supply chain solutions.

Alan Krock has served as a member of our board of directors since August 2005. Mr. Krock has gained extensive experience in financial and audit control related matters as the Chief Financial Officer of Beceem Communications, Inc. (a provider of integrated circuit products) from January 2010 until January 2011, Vice President and Chief Financial Officer of PMC-Sierra, Inc. (a provider of integrated circuit products) from November 2002 until March 2007, Vice President of Corporate Affairs for PMC-Sierra, Inc. from March 2007 until March 2008, and Vice President and Chief Financial Officer of Integrated Device Technology, Inc. from January 1998 until November 2002.

Marvin Burkett became a member of our board of directors on December 1, 2010. Mr. Burkett brings nearly 40 years of experience with global semiconductor and personal computing companies. Mr. Burkett served as Chief Financial Officer and Chief Administration Officer of Nvidia Corporation from 2002 until his retirement in February 2009, when he became a senior advisor to Nvidia. Mr. Burkett also served as Executive Vice President and Chief Financial Officer of Packard Bell NEC from 1998 to 1999. From 1972 to 1998, Mr. Burkett also served Advanced Micro Devices, Inc. first as corporate controller and then as Senior Vice President, Chief Financial Officer and Chief Administrative Officer. Prior to that Mr. Burkett worked at the Semiconductor Division of Raytheon Company. Mr. Burkett is a member of the board of directors of Entegris, Inc., and also serves on the board of directors of a private company.

Norman Godinho is one of our founders and has served as a member of our board of directors since our inception. Mr. Godinho has gained first hand experience through a long career in managing research and development and training engineers at high technology companies through his own engineering career. Mr. Godinho co-founded Integrated Device Technology, Inc. in August 1980 and Paradigm Technology Limited in 1987, where he also served as a director and Vice President. Mr. Godinho also gained significant management experience as our Chief Executive Officer from December 1997 to April 2000.

Ronald Jankov has served as our President, Chief Executive Officer and as a member of our board of directors since April 2000. As Vice President of Sales and then Vice President and General Manager for the Multimedia Division of NeoMagic Corporation from September 1995 to September 1999, and as Vice President of Cyrix Corporation prior to joining NeoMagic, Mr. Jankov gained first hand experience in the management of engineering, sales and product development of growing integrated circuit providers.

Board Classification

Our board of directors is divided into three classes, as follows:

•	Class I, which consists currently of Norman Godinho, Marvin Burkett and Ronald Jankov whose terms will expire at the Annual Meeting;

•	Class II, which consists currently of Douglas Broyles and Stephen Domenik whose terms will expire at our annual meeting of stockholders to be held in 2012; and

•	Class III, which consists currently of Leonard Perham and Alan Krock whose terms will expire at our annual meeting of stockholders to be held in 2013.

Upon expiration of the term of a class of directors, directors for that class will be nominated for election for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors or a majority vote of the stockholders. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Because no more than the number of directors in a single class may be elected at each annual meeting, this classification of our board of directors may have the effect of delaying or preventing changes in control or management.

Risk Oversight by the Board

It is the responsibility of the board of directors to oversee management’s efforts to assess and manage the various risks that we face. The board of directors as a whole oversees strategic and operational risks through its interaction with senior management regarding our major research development plans, manufacturing initiatives, sales and marketing strategies, merger and acquisition activities, financing and investment initiatives and financial auditing and controls. This interaction occurs at formal board of directors meetings, committee meetings and through other periodic written and oral communications.

Additionally, the board of directors has allocated some of its risk oversight activities to its committees. For example, the Compensation Committee oversees the risks associated with compensation for our named executive officers and directors, including whether any of our compensation policies has the potential to encourage excessive risk-taking. The Audit Committee oversees compliance with our code of conduct and ethics, our financial reporting process and our systems of internal controls and reviews with management our major financial risk exposures and the steps taken to control such exposures. The Governance and Nominating Committee monitors the effectiveness of our corporate governance guidelines.

Board Leadership Structure

We have chosen to separate the positions of our chief executive officer and board chairman as we believe that this separation provides the opportunity for our chairman to better represent the independent directors in the board’s oversight of management.

As chairman of the board of directors, Mr. Perham is the lead independent director. Mr. Perham also serves on our Audit Committee and Compensation Committee and allocates a considerable amount of additional time outside of board and committee meetings to spend with our chief executive officer and chief financial officer to facilitate the board’s oversight of management and ensure that the independent members of the board are involved in setting the strategic direction of the company.

Board Meetings and Committees

Board of Directors

Mr. Perham serves as chairman of our board of directors. Our board of directors held eight meetings in 2010. None of the directors attended fewer than 75 percent of the total number of meetings held during the year or the total number of meetings held by all committees of the board of directors on which he served during the year.

Audit Committee

Directors Burkett, Perham and Domenik are the current members of our Audit Committee. Mr. Krock served as a member of our Audit Committee throughout 2010 and until March 2011. Our Audit Committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements, including the appointment, compensation, retention and oversight of our independent auditor. Our Audit Committee also is charged with reviewing reports or complaints with respect to the accounting, auditing and/or internal controls of the Company, including possible violations under our “whistleblower” policy. The responsibilities of our audit committee are described in the Audit Committee Charter adopted by our board of directors, a current copy of which is available at www.netlogicmicro.com.   The Audit Committee held 16 meetings in 2010.

All of the members of our Audit Committee are independent under the NASDAQ listing rules. Mr. Burkett serves as the chairman of the committee. Our board of directors has determined that Mr. Burkett is the “audit committee financial expert,” as defined under Item 407(d)(5) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and in accordance with the requirements of Rule 5605(c)(2) of the NASDAQ listing rules, but that status does not impose on him duties, liabilities or obligations greater than those otherwise imposed on him as a member of our audit committee and our board of directors.

Compensation Committee

Directors Perham and Domenik are the current members of our Compensation Committee. Mr. Domenik serves as the chairman. The Compensation Committee held seven meetings in 2010. In addition, the Compensation Committee acted at times by unanimous written consent pursuant to Delaware law.

Our Compensation Committee does not have a charter; rather, its duties and obligations have been specified by our board of directors. The Compensation Committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers (including our chief executive officer) and directors, develops performance objectives for our officers and evaluates their performance in light of these objectives, administers our stock option and employee benefits plans, reviews general policies relating to compensation and benefits, and produces an annual report on executive compensation for inclusion in our annual proxy statement.

Governance and Nominating Committee

Directors Broyles and Domenik are the current members of our Governance and Nominating Committee. Mr. Broyles serves as the chairman of the Committee. Both are independent directors. Our Governance and Nominating Committee held two meetings in 2010. The duties of our Governance and Nominating Committee are to identify prospective board candidates, recommend nominees for election to our board of directors, develop and recommend board member selection criteria, consider committee member qualification, recommend corporate governance principles to our board of directors, and provide oversight in the evaluation of our board of directors and each committee. The responsibilities of our Governance and Nominating Committee are described in the Governance and Nominating Committee Charter approved by our board of directors, a current copy of which is available on our website atwww.netlogicmicro.com.

This year, our Governance and Nominating Committee evaluated Mr. Burkett as a candidate to join the board of directors and recommended the authorization of an additional Class I seat on the board of directors to be filled by Mr. Burkett’s appointment with the approval of the board of directors, which was implemented effective December 1, 2010. The Governance and Nominating Committee has recommended that the current Class I directors, Jankov, Burkett and Godinho be re-elected at the Annual Meeting, and the board of directors has approved this recommendation. Directors Jankov and Godinho have substantial experience building and managing businesses like ours. Mr. Burkett is our newly elected Audit Committee chairman and designated financial expert and his service to the board of directors and the Company is very important. We consider the continued service of these three candidates as members of our board of directors to be in our and our stockholders’ best interests.

The Governance and Nominating Committee will consider candidates for nomination as director who are recommended by our stockholders and will not evaluate such candidates differently than other nominations for director. To recommend a prospective candidate for consideration by our Governance and Nominating Committee, stockholders must hold at least $2,000 in market value or one percent of our outstanding voting securities continuously for at least one year prior to the date of the submission of the recommendation. Recommendations received after the date that is 120 days prior to the one year anniversary of the mailing of the previous year’s proxy statement, will likely not be considered timely for consideration at that year’s annual meeting. The submission deadline for next year’s annual meeting is set forth under “Stockholder Proposals for 2012 Annual Meeting” elsewhere in this Proxy Statement. Stockholders may suggest qualified candidates for director by giving timely notice in writing to the Committee at the following address: NetLogic Microsystems, Inc., 3975 Freedom Circle, Santa Clara, California 95054, Attention: Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, an explanation of the reasons why the stockholder believes this candidate is qualified for service on our board of directors and certain other information as required by our bylaws. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The Secretary will then forward this information to our Governance and Nominating Committee.

To date, no stockholder or group of stockholders owning more than 5% of our common stock has submitted a nomination for director.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves on or has served on the board of directors or compensation committee of another entity that has one or more members serving on our board of directors or Compensation Committee. During the past fiscal year none of our executive officers served on the board of directors or compensation committee of another entity whose executive officer(s) served on our Compensation Committee or board of directors.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in 2010 for their services as directors.

Name	Fees Earned or Paid in Cash (S)	Stock Awards (S) (1)	All Other Compensation (S)		Total ($)
Leonard Perham	74,000	222,900	—		296,900
Steven Domenik	62,000	222,900	—		284,900
Norman Godinho	30,000	222,900	—		252,900
Douglas Broyles	37,500	222,900	13,680	(2)	274,080
Alan Krock	60,000	250,100	19,601	(2)	329,701
Marvin Burkett	20,467	612,560	—		633,027

Total	283,967	1,754,260	33,281		2,071,508

(1)

Reflects the aggregate grant date fair value of option awards granted in 2010 computed in accordance with the Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 6 of the consolidated financial statements under Item 8—“Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 regarding the assumptions underlying the valuation of equity grants. Except for Marvin Burkett, each director was granted an award under the 2004 Equity Incentive Plan (the “2004 Plan”) on July 21, 2010 of restricted stock units representing the right to receive 7,500 shares of Company common stock. These awards vest in full on May 20, 2011, the date of the Annual Meeting, subject to each director’s continuous service on our board of directors through such date. Mr. Krock also received an additional fully vested award of 1,000 shares on June 7, 2010. In connection with his appointment to the board of directors on December 1, 2010, Mr. Burkett received an award under the 2004 Plan of restricted stock units representing the right to receive 19,000 shares of Company’s common stock, which vest with respect to 4,000 shares on May 20, 2011 (the date of the Annual Meeting), and with respect to 5,000 shares on the date of each of the Company’s next three successive annual meetings of stockholders, subject to Mr. Burkett’s continuous service as a director.

(2)	Reflects the aggregate incremental cost of medical, dental and vision insurance premiums paid by us on behalf of the individual director.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. As a matter of policy, an employee director does not receive separate compensation for service on the board of directors in addition to his or her compensation as an employee. Consequently, during 2010, Mr. Jankov did not receive compensation for his role as a director.

Cash Compensation

For fiscal year 2010, the Compensation Committee retained Compensia, Inc. (“Compensia”), as an independent, third-party consulting firm to review non-employee director compensation. Based on the results of the review by Compensia, and the Committee’s goal of retaining and motivating highly qualified non-employee directors, the Compensation Committee recommended to the board of directors that the annual equity and cash compensation granted to each non-employee director be increased for fiscal 2010. The board of directors accepted the recommendation of the Compensation Committee, and on July 21, 2010 approved cash compensation to our non-employee directors as follows:

•	$30,000 to each of our non-employee directors for service on the board of directors, of which Mr. Burkett received a pro rata amount for his service from Dec 1, 2010 through May 20, 2011;

•

An additional $20,000 to Mr. Krock for service as the chairman of the Audit Committee, a pro rata amount of $20,000 to Mr. Burkett for subsequent service as chair of the Audit Committee from March 16, 2011 through May 20, 2011, $10,000 to each of Mr. Perham and Mr. Domenik for service as members of the Audit Committee, and a pro rata amount of $10,000 to Mr. Burkett for service as a member of the Audit Committee from December 1, 2010 through March 16, 2011, $1,500 to each member of the Audit Committee for attending a meeting of the Audit Committee in person, and $500 to each member of the Audit Committee for participating in a meeting of the Audit Committee by teleconference;

•	An additional $10,000 to Mr. Domenik for service as the chairman of the Compensation Committee, and $6,000 to Mr. Perham for service as a member of the Compensation Committee;

•

An additional $7,500 to Mr. Broyles for service as the chairman of the Governance and Nominating Committee, and $4,000 to Mr. Domenik for service as a member of the Governance and Nominating Committee; and

•	An additional $20,000 to Mr. Perham for service as the chairman of the board of directors and lead independent director.

Equity Compensation

In connection with their service on our board of directors, non-employee directors are eligible to receive, and have received, stock options and restricted stock units under the 2004 Plan. The Compensation Committee, with the assistance of Compensia, reviewed the Company’s policy for equity compensation for newly appointed non-employee directors in light of the Company’s desire to attract highly qualified board members, such as Mr. Burkett, with extensive experience in the management and oversight of publicly traded fabless integrated circuit companies. In light of the Committee’s review, the Committee recommended to our board of directors, and our board of directors approved, an award to Mr. Burkett of restricted stock units representing the right to acquire 19,000 shares of Company common stock vesting with respect to 4,000 shares subject to the award on the date of the Company’s annual meeting of stockholders immediately following the date of grant, and vesting with respect to 5,000 shares subject to the award on the date of each of the Company’s next three successive annual meetings of stockholders, subject to Mr. Burkett’s continuous service as a director.

Each continuing non-employee director who has served on our board or directors for at least six months is granted an award of restricted stock units representing the right to receive 7,500 shares of common stock under the 2004 Plan at the first regularly scheduled meeting of our board of directors following each annual meeting of stockholders. These awards vest in full at the next regularly scheduled annual meeting of stockholders, subject to each member’s continuous service as a director. The accounting value of restricted stock unit grants to directors is calculated using the same methodology that we use to determine the accounting charge associated with similar equity-based awards for the fiscal period immediately preceding the grant date. We measure the fair value of option awards using the Black-Scholes option pricing model which requires a number of complex and subjective assumptions including our stock price volatility, option exercise patterns (expected life of options), future forfeiture rates and related tax effects.

During 2010, each of our continuing non-employee directors Perham, Domenik, Broyles, Godinho and Krock received grants of restricted stock units representing the right to receive 7,500 shares of common stock on July 21, 2010. Additionally, Mr. Krock received a fully vested award of 1,000 shares of common stock on June 7, 2010.

Other Compensation

The members of our board of directors are eligible to participate in our health care insurance plans, including medical, dental and vision coverage, to the same extent that our non-director employees are eligible to participate in such plans. In 2010, non-employee directors Broyles and Krock continued to be enrolled in our medical, dental and vision plans, and we paid the medical insurance premiums on their behalf.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

Our Compensation Committee is composed of directors Domenik and Perham, who are independent, non-employee directors. The Compensation Committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers (including our chief executive officer) and directors, reviews and approves performance objectives for our officers and evaluates their performance in light of these objectives, administers our stock and employee benefits plans, reviews and approves our general policies relating to compensation and benefits, and reviews and approves this Compensation Discussion and Analysis report for inclusion in this Proxy Statement.

Compensation Philosophy and Objectives

Our compensation philosophy and the objective of our compensation program is to align the interests of our stockholders and management by integrating executive compensation with our annual and long-term corporate strategic and financial objectives. We believe that the overall compensation for our executive officers should be fair, reasonable and competitive to attract, retain, motivate and reward well-qualified executives who contribute to our long-term success. Accordingly, our compensation program is designed to reward the performance of each executive officer and recognize the officer’s contribution to our overall performance in a particular fiscal year, as well as to our long-term strategic and financial objectives.

Consistent with our compensation philosophy and objectives, we consider many factors in determining appropriate compensation for our executive officers, including:

•	the experience and career potential of each officer;

•	the competitive market for both short-term and long-term compensation;

•	the prior compensation earned and awarded to each officer;

•	our success in achieving strategic and financial goals; and

•	our need to obtain, retain and motivate highly qualified individuals.

To guide in the implementation of our compensation philosophy, our compensation program is designed to:

•	include equity grants that typically vest over multiple years to align long-term employee interests with the interests of our stockholders;

•	provide a meaningful link between our goals and execution by the executive management team to support achievement of such goals; and

•	provide a competitive blend of short-term and long-term compensation to provide meaningful incentives for individual achievement.

Our total compensation packages may include base salary, annual cash bonuses and commissions, all paid in cash, as well as long-term compensation in the form of equity compensation including stock options, restricted stock and restricted stock units. Additionally, our compensation packages include a 401(k) plan, medical and other benefits, and severance and change-in-control and other post-termination benefits.

Competitive Market Data

Determining the competitive landscape is an essential step in implementing our compensation objectives. We and the Compensation Committee annually review competitive market information for executive officers, including short-term incentives, such as base salaries, cash bonuses and commissions, and long-term incentives, in the form of equity compensation, including stock options, performance shares, restricted stock and restricted stock units. As a part of this annual assessment, we and the Compensation Committee engage an independent compensation consultant to assist us in collecting and analyzing relevant market data for a selected peer group of companies.

For fiscal year 2010, the Compensation Committee retained Compensia as an independent, third-party consulting firm, in connection with its review of executive compensation. Working with Compensia, our CEO our CFO, and the Compensation Committee reviewed compensation data from semiconductor and other high technology companies with revenues between $200 million and $500 million from the 2009 Radford Executive Survey and 2009 Radford Benchmark Surveys (collectively the “Surveys”), as well as compensation data from the following selected peer group of companies, some of which were also included in the Surveys: Applied Micro Circuit Corporation, Aruba Networks, Inc., Atheros Communications, Blue Coat Systems, Inc., Cavium Networks, Cogent Networks, Cogent Communications, Emulex Corporation, Hittite Microwave Corporation, InterDigital Communication, Intersil Corporation, Microsemi Corporation, Monolithic Power Systems, Inc., PMC-Sierra, Inc., Power Integrations, Inc., QLogic Corporation, Rambus, Inc., Riverbed Technology, Inc., Semtech Corporation, Silicon Laboratories, Inc., STEC, Inc., Synaptics, Inc., and Tessera Technologies, Inc.

This peer group was selected based on many factors, including each company’s industry segment, revenue, number of employees, geographical location, age, growth rate, market capitalization and whether we believe we compete for the same or similar personnel. The comparative information from the selected peer group included total cash compensation (i.e., base salary, bonuses and commissions) and total long-term incentive compensation (i.e., equity in the form of stock options and other forms of stock compensation) for executive officers.

Compensation Elements

We have a consistent annual approach to determining executive compensation. Based on comparative market information, our compensation philosophy and objectives, and our CEO’s evaluation of the performance of our executives, toward the end of the fiscal year the CEO submits his recommendations for executive compensation for the upcoming fiscal year to the Compensation Committee. The Compensation Committee reviews these recommendations and comparative market data from third party compensation surveys, together with the Committee’s own general knowledge of the competitive marketplace. The Committee then submits its proposal to the full board of directors for approval.

In general, our executive officer compensation packages combine and allocate cash and equity-based compensation taking into account the role of each of our executive officers, current market practices, and the total value of all forms of compensation, including benefits and perquisites available to the individual. Our total compensation packages include base salary, annual cash bonuses and, in some cases, sales commissions, which are all paid in cash, as well as long-term compensation in the form of equity compensation, including stock options and restricted stock units. The rationale, design, reward process, and related information regarding the components of compensation are described generally below. Other than the annual bonus program described below, we have no profit-sharing or deferred compensation programs.

We do not currently have any equity or other security ownership policy that mandates ownership of amounts of our common stock by our executive officers, but we consider equity awards to be a key component of executive compensation packages. We have change-of-control arrangements with each of our executive officers that provide for specific payments and benefits if their employment with us is terminated in connection with a change of control. These arrangements are discussed in detail below. Our board of directors considers such payments and benefits to be an integral part of a competitive compensation package for our executive officers.

Cash Compensation

Base Salary. We review executive salaries annually. For fiscal year 2010, the Compensation Committee reviewed salaries recommended by our CEO for the executive officers based on the competitive market data collected and reviewed by the Committee, and recommended to our board of directors the base salary of each executive officer on a case-by-case basis taking into account the individual officers’ responsibilities and performance, as well as referencing the 50th percentile of base salaries of executives having similar responsibilities to our executive officers from the peer group. The Compensation Committee believes that we can retain, motivate and align the interests of management with those of our stockholders by targeting executive base salaries at approximately the 50th percentile of the selected peer group, and emphasizing stock appreciation by targeting long-term equity incentives at greater than the 50th percentile of the peer group. Consistent with this belief, on February 19, 2010, the Compensation Committee approved and recommended to the board of directors the following base salary increases for fiscal 2010 for Mr. Ronald Jankov, our President and Chief Executive Officer, Mr. Michael Tate, our Vice President and Chief Financial Officer, Ms. Marcia Zander, our Sr. Vice President of Worldwide Sales, and Mr. Mozafar Maghsoudnia, our Vice President of Worldwide Manufacturing, each a “named executive officer” effective January 1, 2010:

•	Mr. Jankov’s base salary was increased by 2.5% from 2009 to $393,293;

•	Mr. Tate’s base salary was increased by 2.5% from 2009 to $285,463;

•	Ms. Zander’s base salary was increased by 2.5% from 2009 to $261,683; and

•	Mr. Maghsoudnia’s base salary was increased by 2.5% from 2009 to $244,118.

Also with respect to Ms. Zander, in January 2009, the board of directors approved a commission of 0.1% on all product sales in each of fiscal years 2009, 2010 and 2011. For fiscal year 2010, we paid Ms. Zander $380,653 in commissions. The Compensation Committee considers payment of a sales commission to be a material component of Ms. Zander’s cash compensation as head of our sales organization.

On October 30, 2009, Mr. Behrooz Abdi joined the company as our Executive Vice President and General Manager following our acquisition of RMI Corporation, where he was RMI’s president and chief executive officer. Our Compensation Committee reviewed Mr. Abdi’s base salary as president and chief executive officer of RMI and, based on a recommendation by our chief executive officer, determined that Mr. Abdi’s base salary be an annualized $350,000 for each of 2009 and 2010. Mr. Abdi is also a “named executive officer” of the Company for 2010.

After reviewing competitive market compensation information and the performance of the Company and the executive management team as a whole in fiscal 2010, and based on the CEO’s recommendations, on January 26, 2011 the Compensation Committee approved the following base salary increases for our named executive officers for fiscal 2011:

•	Mr. Jankov’s base salary was increased by 4% from 2010 to $409,025;

•	Mr. Tate’s base salary was increased by 4% from 2010 to $296,882;

•	Ms. Zander’s base salary was increased by 4% from 2010 to $272,150;

•	Mr. Maghsoudnia’s base salary was increased by 4% from 2010 to $253,883; and

•	Mr. Abdi’s base salary was increased by 4% from 2010 to $364,000.

In addition, the Compensation Committee recognized that Ms. Zander will receive a commission of 0.1% on all product sales in fiscal year 2011.

Bonuses. Our annual cash bonus plan is designed to reward our executive officers and other key contributors based on our overall strategic and financial performance during a fiscal year. The determination of our and individual executives’ performance is subjective in nature and is made with an emphasis on the performance of the entire executive management team and their respective departments in relation to our overall strategic and financial performance. Generally, if we perform well during the year, the named executive officers will receive their entire target bonuses, although the Compensation Committee has the discretion to waive or modify award bonuses above or below the target levels.

The Compensation Committee primarily considered these corporate strategic accomplishments in determining the amount of bonuses payable with respect to fiscal year 2010:

•	We successfully completed the first full year of integration and operation of the business of RMI Corporation which we acquired in the fourth quarter of fiscal year 2009;

•	We successfully transitioned all of our knowledge-based processor, physical layer and CPS products to 40 nanometer technology;

•	We successfully taped out and sampled our XLP® multi-core processor;

•	We achieved a record number of design wins; and

•	We grew our patent portfolio by over 50 issued U.S. patents.

The primary corporate financial accomplishments taken into account by the Compensation Committee in determining the amount of bonuses payable with respect to fiscal year 2010 were:

•	We achieved 118.5% year-over-year revenue growth;

•	We achieved 28% non-GAAP (general accepted accounting principles) operating income; and

•	We achieved greater than 69% non-GAAP gross product margins.

In January 2010, the Compensation Committee and board of directors approved a cash bonus pool of up to 5.5% of our non-GAAP net income for fiscal 2010 to distribute at the Compensation Committee’s discretion to the named executive officers and our other executives and key employees based on an overall assessment of the achievement of our strategic and financial goals as outlined above. Non-GAAP net income was calculated for this purpose by removing the following expenses from GAAP net income for the year ended December 31, 2010: (1) stock-based compensation and related payroll tax expense of $48.8 million, (2) changes in contingent earn-out liability of $71.7 million, (3) charges totaling $43.1 million associated with the amortization of intangible assets, (4) fair value adjustments related to acquired inventory of $16.0 million, (5) acquisition-related costs of $0.7 million, (6) lease termination costs of $0.5 million, (7) tax benefit of inventory fair value adjustment of $5.6 million, and (8) release of deferred tax asset valuation allowance on a portion of the state of California research and development credit carryforward of $1.6 million.

For the purposes of determining the established financial goals, non-GAAP gross margin, non-GAAP operating margin and non-GAAP earnings per share were determined as follows:

•

Non-GAAP gross margin was calculated by removing the following expenses from GAAP gross profit for the year ended December 31, 2010: (1) stock-based compensation expense of $0.9 million, and (2) charges totaling $39.5 million associated with the amortization of intangible assets, and fair value adjustments to acquired inventory of $16.0 million.

•

Non-GAAP operating margin was calculated by removing the following expenses from GAAP net loss from operations for the year ended December 31, 2010: (1) stock-based compensation and related payroll tax expense of $48.8 million, (2) changes in contingent earn-out liability of $71.7 million, (3) charges totaling $43.1 million associated with the amortization of intangible assets, (4) fair value adjustments related to acquired inventory of $16.0 million, (5) acquisition-related costs of $0.7 million; (6) lease termination costs of $0.5 million, (7) net interest and other expense of $0.1 million; and (8) benefit from income taxes of $4.5 million.

•

Non-GAAP earnings per share was calculated by dividing non-GAAP net income by the number of shares outstanding for computing diluted earnings per share under GAAP, as adjusted for: (1) the benefits of SFAS 123R compensation costs attributable to future services and not yet recognized in the financial statements that are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method, and (2) the effect of dilutive potential common shares due to reporting non-GAAP net income.

In February 2010, based on the CEO’s recommendation and relevant market data from the peer group, the Compensation Committee and the board of directors had set the following target bonus pay-outs for each named executive officer as a percentage of his or her respective 2010 base salary: 110% for Mr. Jankov; 50% for Mr. Tate; 38% for Ms. Zander; and 50% for Mr. Maghsoudnia. Mr. Abdi was offered a target bonus of 71% of his 2010 base salary with the Company in connection with his offer for continuous employment with the Company at the close of the merger between the Company and RMI Corporation in October 2009.

In January 2011, the Compensation Committee assessed our performance and achievements in 2010, and based on this review, recommendations by the CEO and market information concerning the peer group, the Compensation Committee recommended to the board of directors that each of the named executive officers receive 148% of their target bonuses for fiscal year 2010. Our board of directors approved these recommendations at its meeting in January 2011. These bonus amounts were reasonably consistent with bonuses for the comparable executive positions at the peer group companies and were paid in January 2011 from the 2010 cash bonus pool.

Long-Term Incentive Compensation

Based on our compensation philosophy and objectives, we seek to pay a substantial portion of the total compensation of our executive officers in the form of long-term equity incentives. Historically, this has been done with stock options and restricted stock units that vest over a defined period of employment, which we believe best encourages employee retention and long-term performance, and aligns employee and stockholder interests. Stock options and restricted stock units typically have been granted to executive officers when the executive first joins us, and annually as part of the executive’s annual performance review.

In general, we grant options with an exercise price equal to the fair market value of a share of our common stock on the grant date. As defined in our stock option plans, fair market value is the closing price of our common stock as quoted on the applicable trading market on the grant date. Typically, the Compensation Committee awards stock options and restricted stock units that vest and become exercisable solely on the basis of continued employment, or other service, and usually in the case of initial hiring grants, with respect to 25% of the total shares within one year after the date of grant and 1/48th of the total shares per month of service thereafter. For grants made after the initial hiring grant, the Compensation Committee establishes a target number of awards that will vest in each calendar year, and makes grants accordingly.

Our board of directors has delegated to the Compensation Committee the authority to grant stock and other equity awards, including awards to our executive officers. The Compensation Committee generally grants stock-based compensation awards to our executive officers and other employees on the fifth day of a calendar month, or the next trading day if the NASDAQ Stock Market is closed on that date. The Compensation Committee believes that having pre-determined grant dates throughout the year reduces the degree of subjectivity of award grant date selection, provides greater transparency to its award granting practices, and offers potential grantees more predictability as to grant dates. In all circumstances, however, awards authorized by the Compensation Committee will be considered granted only on the date the Compensation Committee meets and approves the grants, or the date on which all members of the Compensation Committee sign a unanimous written consent approving the grants.

The Compensation Committee annually reviews the long-term equity compensation provided to our executive officers to further our compensation philosophy and objectives to attract, retain and motivate its executive officers. Toward the end of each year the CEO submits his recommendations for target equity awards for the executive officers as a group and for each executive officer for the following fiscal year to the Compensation Committee, which may accept or modify his recommendations. The Committee then recommends target annual equity awards to the board of directors for approval at the first meeting of the board in the new fiscal year.

In 2007, the Compensation Committee, CEO and CFO observed that an increasing number of other companies had been granting a higher percentage of shares of restricted stock relative to stock option shares to enable the grant of a smaller number of shares due to the higher economic value of shares of restricted stock to the recipient on the grant date. Thus, a company can preserve its pool of shares approved for equity compensation purposes by the stockholders for a longer period of time, and can reduce the number of shares outstanding, by granting restricted stock as a portion of long-term equity incentives to its employees. For these reasons, our CEO, CFO and Compensation Committee determined that beginning in 2008 they would recommend the granting of restricted stock units representing the right to acquire common stock at no cost to the employee, in addition to stock option grants, as part of annual performance reviews. In 2010, the Compensation Committee determined that it was in our best interests and those of our stockholders to stop granting stock options to existing employees as a routine matter and, as a matter of policy, to award only restricted stock units to new and continuing employees in order to reduce the total number of shares awarded each year under the 2004 Plan.

In determining the size of restricted stock unit awards for fiscal year 2010, the Compensation Committee and the board of directors referenced a blend of the 50th and the 75th percentile of the long-term equity compensation of executives in the Compensia compiled comparative peer group identified above having similar responsibilities to our executive officers, along with other relevant information, including our size, industry and growth rate relative to the peer group, the competitive market for highly skilled talent, and volatility of our stock price. They also considered the size of the existing stock option pool and that the awards to named executive officers would have to be structured to fit within a target stock option pool for the entire work force in 2010. In determining the net target stock option pool, the Compensation Committee referenced the range represented by the gross equity burn rate, as determined by Compensia, of the peer group of companies, as well as our past and anticipated growth in work force. Accordingly, in April 2010, the Compensation Committee recommended to the board of directors, and the board of directors approved, the following target awards of restricted stock units to each of the following named executive officers for fiscal year 2010, where each restricted stock unit represents the right to acquire one share of common stock: 75,000 for Mr. Jankov; 30,000 for Mr. Tate, 19,380 for Ms. Zander; and 25,000 for Mr. Maghsoudnia. The Compensation Committee granted one-half of the target restricted stock unit awards to Mr. Jankov, Mr. Tate, Ms. Zander and Mr. Maghsoudnia on each of June 7, 2010 and November 5, 2010. As the Company previously awarded equity grants to the executive officers to satisfy vesting targets through the Company’s fiscal year 2012, the awards granted on June 7, 2010 and November 5, 2010 will vest in full on May 15, 2013 and November 15, 2013, respectively, based solely on continued employment, or other service, with the Company. The Compensation Committee chose to grant the awards on June 7, 2010 to coincide with the grants the Compensation Committee approved for non-executive continuing employees of the Company for the first half of 2010, and chose to grant the awards on November 15, 2010 consistent with the Committee’s prior practice of granting the second half of annual executive equity awards in November of each year. The Compensation Committee believes that granting equity awards that vest only after three years serves to align the interests of executives with the performance of the Company over a longer term, which is consistent with the interests of stockholders. Such awards also have desirable retention value.

The Compensation Committee did not recommend any equity grants to Mr. Abdi for fiscal year 2010 because he received substantial equity awards in 2009 in connection with the acquisition of RMI. In addition, Mr. Abdi received 46,471 shares of our common stock on December 20, 2010 in payment of a contingent earn-out obligation he was entitled to under our merger agreement with RMI.

Other Benefits

Employee Stock Purchase Plan. In order to provide employees at all levels with greater incentive to contribute to our success, we provide employees, including executive officers, with the opportunity to purchase discounted shares of common stock under the 2004 Employee Stock Purchase Plan, which is intended to be a qualified plan under Section 423 of the Internal Revenue Code. Offerings under this plan commence on the first business day on or after January 1 and July 1 of each year, unless otherwise specified by the board of directors. The offering period is open for six months. The price at which shares may be purchased during the offering period is the lower of 85% of the fair market value of a share of our common stock at either the beginning or end of each six-month period. The price of the total number of shares purchased by each employee is accumulated by payroll deductions over each offering period. An employee’s total purchases in any year can not exceed $25,000 in value or 10% of the total of his or her salary, whichever is less.

Additional Benefits. We offer additional benefits designed to be competitive with overall market practices, and to attract, retain and motivate the talent needed by us to achieve its strategic and financial goals. All United States salaried employees, including officers, are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time-off and paid holidays. Certain named executive officers are entitled to receive additional benefits upon an acquisition as described below under “Potential Payments Upon Termination Or Change-Of-Control.”

Compensation Policies and Practices and Risk Management

All employees, including executive officers, are compensated in a similar manner based largely on the performance and success of the Company and our subsidiaries taken as a whole. We implemented compensation policies and practices in 2010 that were consistent with the compensation philosophy articulated by our Compensation Committee and our Board of Directors and substantially similar to those in effect in prior years.

Our Compensation Committee reviewed all of our compensation programs for 2010, which include base salaries, cash bonus and equity compensation programs, and concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Base salaries are paid in fixed amounts and thus do not encourage risk taking. For 2010, the Company had two bonus programs: one for executives and other employees payable in one lump sum after completion of the fiscal year (the “Annual Bonus Program”), and a second for certain non-executive sales and marketing employees payable on a quarterly basis (the “Quarterly Bonus Program”). The Annual Bonus Program consisted of a total bonus pool equal to a percentage of the Company’s annual income determined using certain non-GAAP financial measures. The total amount in the pool for 2010 was subject to the approval of the Compensation Committee and our board of directors. Individual bonuses were paid based on a broad variety of factors with an emphasis on the performance of the entire executive management team in relation to the Company’s overall strategic performance for the entire year. The Quarterly Bonus Program pays individual employees quarterly cash bonuses based on their individual and group goals set by management such as the completion of engineering projects and obtaining new design wins with long-term strategic customers and programs. All of the achievements that formed the basis for the determination of bonus payments under the Annual Bonus Program and the Quarterly Bonus Program pertained to the overall success of our Company through research and development and innovation that led to new competitive products, expansion of the markets addressed by our products, manufacture and delivery of the high quality products that our customers desire, and high operating gross margins. These efforts entail risks typical of those faced by participants in our industry and successful execution reduces, not increases, the risks to the Company. Thus, compensating individuals who contribute to our success is not reasonably likely to have a material adverse effect on the Company.

The Company also paid our Senior Worldwide Vice President of Sales, Ms. Marcia Zander, a commission of 0.1% on all product sales in fiscal year 2010, which the Compensation Committee believes is a key element of Ms. Zander’s 2010 total compensation package. This type of commission arrangement is typical in the our industry. In addition, to our confidence in Ms. Zander’s management of the sales function, there are in place a number of significant financial and other controls that are intended to prevent commission-based sales compensation arrangements from creating risks that are reasonably likely to have a material adverse effect on us.

Our widespread use of long-term compensation consisting of stock options and restricted stock units focuses recipients on the achievement of our longer-term goals. For example, the stock options and restricted stock units granted to our executives in 2010 will not vest until 2013, and the stock options and restricted stock units granted to our non-executive employees vest in increments over four to five years from the date of grant. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, and the use of multi-year vesting schedules help to align our employees’ interests even more closely with those of our long-term investors.

Tax Considerations

Our Compensation Committee has reviewed the impact of tax and accounting treatment on the various components of our executive compensation program. We believe that achieving the compensation objectives discussed above is more important than the benefit of tax deductibility and our executive compensation programs may, from time to time, limit the tax deductibility of compensation. Nevertheless, when not inconsistent with these objectives, we endeavor to award compensation that will be deductible for income tax purposes. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to “covered” executive officers, to the extent that compensation paid to such an officer exceeds $1 million during the taxable year. Our employee stock option plans and option grants to executives have been structured so that any compensation deemed paid to an executive officer in connection with the exercise of options with an exercise price equal to the fair market value of the shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. However, we have not structured grants of restricted stock and restricted stock units to qualify as performance-based compensation. Thus, those awards are likely to cause the compensation of individual covered executive officers to exceed the $1 million limit in the future with a resulting loss of tax deduction to us. The Compensation Committee does not expect to take any action at this time to modify cash compensation payable to the executive officers that would result in the application of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Stephen Domenik, Chairman

Leonard Perham

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for fiscal years 2010, 2009 and 2008 for: (i) our principal executive officer; (ii) our principal financial officer; and (iii) three other of our executive officers, who, based on their total compensation, were the most highly compensated in 2010. We refer to them in this Proxy Statement collectively as the “named executive officers.”

Name of Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation (S)		Total ($)
Ronald Jankov	2010	393,293		640,281	(2)	2,193,750	(5)	—	(5)	—		3,227,324
Chief Executive Officer and President (Principal Executive Officer)	2009	383,700		518,927	(3)	1,811,953	(6)	384,627	(6)	—		3,099,207
	2008	376,200		352,688	(4)	868,552	(7)	476,341	(7)	—		2,073,781

Michael Tate	2010	285,463		211,243	(2)	877,500	(5)	—	(5)	—		1,374,206
Vice President and Chief Financial Officer (Principal Financial Officer)	2009	278,500		150,661	(3)	520,938	(6)	161,948	(6)	—		1,112,047
	2008	273,000		120,386	(4)	383,380	(7)	57,450	(7)	—		834,216

Marcia Zander	2010	642,336	(1)	147,171	(2)	585,000	(5)	—	(5)	22,862	(9)	1,397,369
Senior Vice President, Worldwide Sales	2009	429,988	(1)	131,205	(3)	520,938	(6)	161,948	(6)	12,573	(9)	1,256,653
	2008	394,098	(1)	104,625	(4)	365,706	(7)	200,565	(7)	16,880	(9)	1,081,874

Mozafar Maghsoudnia	2010	244,118		180,647	(2)	731,250	(5)	—	(5)	—		1,156,015
Vice President, Worldwide Manufacturing	2009	230,300		120,528	(3)	358,184	(6)	111,339	(6)	—		820,351
	2008	225,800		74,514	(4)	228,566	(7)	125,353	(7)	—		654,233

Behrooz Abdi	2010	350,000		367,780	(2)	883,202	(8)	—	(8)	74,621	(10)	1,675,603
Executive Vice President and General Manager	2009	58,333		88,000	(3)	8,001,067	(6)	5,495,538	(6)	15,833	(10)	13,658,771

(1)	Includes $380,653 in sales commissions earned in fiscal 2010, $174,688 in sales commissions earned in fiscal 2009, and $143,798 in sales commissions earned in fiscal 2008.

(2)	Reflects annual bonus earned in fiscal 2010 and paid in fiscal 2011.

(3)	Reflects annual bonus earned in fiscal 2009 and paid in fiscal 2010.

(4)	Reflects annual bonus earned in fiscal 2008 and paid in fiscal 2009.

(5)	Reflects the aggregate grant date fair value of stock awards granted in 2010 computed in accordance with FASB ASC Topic 718.

(6)

Reflects the aggregate grant date fair value of stock and option awards granted in 2009 computed in accordance with FASB ASC Topic 718. See Note 6 of the notes to our consolidated financial statements under Item 8—“Financial Statements and Supplementary Data” of our Annual Report on Form 10-K/A for the year ended December 31, 2009 regarding the assumptions underlying the valuation of option grants.

(7)

Reflects the aggregate grant date fair value of stock and option awards granted in 2008 computed in accordance with FASB ASC Topic 718. See Note 6 of the notes to our consolidated financial statements under Item 8—“Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2008 regarding the assumptions underlying the valuation of option grants.

(8)

Reflects the aggregate grant date fair value of a stock award of 46,471 shares of the Company’s common stock that was contingent upon revenue recognized by the Company from the operation of the RMI business for the twelve months from November 2009 through October 2010 pursuant to the merger agreement with RMI.

(9)	Represents reimbursement of car expenses.

(10)	Represents the gross-up value of housing rental payments made by us for the benefit of the named executive officer.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2010.

Name	Grant Date		Esimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($) (2)	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($) (6)
Ronald Jankov	6/7/2010		—	37,500	(3)	1,020,000
	11/5/2010		—	37,500	(4)	1,173,750
	1/31/2011		640,281	—		—

Michael Tate	6/7/2010		—	15,000	(3)	408,000
	11/5/2010		—	15,000	(4)	469,500
	1/31/2011		211,243	—		—

Marcia Zander	6/7/2010		—	10,000	(3)	272,000
	11/5/2010		—	10,000	(4)	313,000
	1/31/2011		147,171	—		—

Mosafar Maghsoudnia	6/7/2010		—	12,500	(2)	340,000
	11/5/2010		—	12,500	(3)	391,250
	1/31/2011		180,647	—		—

Behrooz Abdi	10/30/2009	(1)	—	46,471	(1)(5)	883,202
	1/31/2011		367,780	—		—

(1)

Reflects the date of the merger agreement between the Company and RMI. The merger agreement provided for the issuance of variable number shares of the Company’s common stock to Mr. Abdi based upon the revenue recognized by the Company from the operation of the RMI business for the twelve months from November 2009 through October 2010. The Company issued 46,471 shares of the Company’s common stock to Mr. Abdi on December 20, 2010, of which Mr. Abdi received a net issuance of 24,779 shares after applicable withholding taxes,

(2)

The amounts refer to the actual payouts under our annual bonus plan for services performed in fiscal 2010. The payout amount for each named executive officer was reviewed and approved by the Compensation Committee on January 26, 2011.

(3)	These grants were granted under our 2004 Plan and vest in full on May 15, 2013, subject to continued employment.

(4)	These grants were granted under our 2004 Plan and vest in full on November 15, 2013, subject to continued employment.

(5)

This reflects the number of shares of common stock issued in December 2010 in connection with the settlement of earn-out consideration due under the RMI acquisition, which pursuant to Rule 5635(a) of the NASDAQ listing rules were issued from our total authorized shares and not pursuant to a pre-existing stock plan.

(6)	The grant date fair value for each award is computed in accordance with ASC 718 as of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2010

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2010:

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1)(2) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3) (h)
Ronald Jankov	35,416	—		6.50	5/31/2014	—		—
	37,502	—		6.00	7/8/2014	—		—
	21,874	—		3.02	10/26/2014	—		—
	24,610	—		6.33	4/19/2015	—		—
	24,610	—		6.25	4/25/2015	—		—
	29,170	—		10.71	9/14/2015	—		—
	30,080	—		9.05	10/9/2015	—		—
	49,584	—		16.86	2/22/2016	—		—
	49,584	—		11.70	7/31/2016	—		—
	69,582	—		9.92	10/30/2016	—		—
	110,962	2,372	(4)	11.97	1/29/2017	—		—
	231,712	—		15.15	6/4/2017	—		—
	—	62,700	(6)	13.93	1/6/2018	—		—
	—	62,700	(7)	10.95	1/4/2019	—		—
	—	—		—	—	31,350	(9)	984,704
	—	—		—	—	31,350	(10)	984,704
	—	—		—	—	15,000	(11)	471,150
	—	—		—	—	31,350	(12)	984,704
	—	—		—	—	36,350	(13)	1,141,754
	—	—		—	—	37,500	(14)	1,177,875
	—	—		—	—	37,500	(15)	1,177,875

Michael Tate	152,417	32,083	(5)	16.96	7/17/2017	—		—
	—	7,562	(6)	13.93	1/6/2018	—		—
	—	26,400	(7)	10.95	1/4/2019	—		—
	—	—		—	—	25,000	(16)	785,250
	—	—		—	—	5,000	(17)	157,050
	—	—		—	—	3,782	(9)	118,793
	—	—		—	—	3,782	(10)	118,793
	—	—		—	—	13,200	(12)	414,612
	—	—		—	—	13,200	(13)	414,612
	—	—		—	—	15,000	(14)	471,150
	—	—		—	—	15,000	(15)	471,150

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1)(2) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3) (h)
Marcia Zander	19,500	—		6.50	5/31/2014	—		—
	16,874	—		6.00	7/8/2014	—		—
	13,126	—		6.33	4/19/2015	—		—
	13,126	—		6.25	4/25/2015	—		—
	17,500	—		10.71	9/14/2015	—		—
	3,646	—		9.05	10/9/2015	—		—
	19,834	—		16.86	2/22/2016	—		—
	1,729	1,728	(4)	11.97	1/29/2017	—		—
	59,290	—		15.15	6/4/2017	—		—
	—	26,400	(6)	13.93	1/6/2018	—		—
	—	26,400	(7)	10.95	1/4/2019	—		—
	—	—		—	—	13,200	(9)	414,612
	—	—		—	—	13,200	(10)	414,612
	—	—		—	—	13,200	(12)	414,612
	—	—		—	—	13,200	(13)	414,612
	—	—		—	—	10,000	(14)	314,100
	—	—		—	—	10,000	(15)	314,100

Mosafar Maghsoudnia	6,094	—		11.56	2/6/2016	—		—
	1,215	1,215	(4)	11.97	1/29/2017	—		—
	50,140	—		15.15	6/4/2017	—		—
	—	16,500	(6)	13.93	1/6/2018	—		—
	—	18,150	(7)	10.95	1/4/2019	—		—
	—	—		—	—	8,250	(9)	259,133
	—	—		—	—	8,250	(10)	259,133
	—	—		—	—	9,076	(12)	285,077
	—	—		—	—	9,076	(13)	285,077
	—	—		—	—	12,500	(14)	392,625
	—	—		—	—	12,500	(15)	392,625

Behrooz Abdi	72,377	434,957	(8)	19.16	11/1/2019	—		—
	—	—		—	—	189,110	(18)	5,939,945

(1)	Each grant has a 10 year term. The vesting of any unvested shares subject to each of the listed awards is subject to the recipient’s continuous employment.

(2)	All option awards that were exercisable at fiscal year end were vested as of December 31, 2010.

(3)

Market value determined by multiplying the number of restricted shares in column (g) by $31.41 per share, which was the closing price of our common stock on the NASDAQ Global Select Market (the “Nasdaq GS”) on December 31, 2010.

(4)	Remaining unvested options subject to these grants vested in full on January 31, 2011.

(5)	Remaining unvested options subject to this grant vests in equal monthly installments on the last day of each calendar month from January 31, 2011 through and including July 31, 2011.

(6)	Stock options vest with respect to one-twelfth of the shares subject to the grant on the last day of each calendar month in 2011.

(7)	Stock options vest with respect to one-twelfth of the shares subject to the grant on the last day of each calendar month in 2012.

(8)	Stock option vests in equal monthly installments through October 31, 2014.

(9)	These restricted stock unit awards vest in full on May 5, 2011.

(10)	These restricted stock unit awards vest in full on November 5, 2011.

(11)	This restricted stock award vests with respect to one-fifth of the total number of shares subject to the award on each of May 5, 2011, November 5, 2011 and May 5, 2012.

(12)	These restricted stock unit awards vest in full on May 5, 2012.

(13)	These restricted stock unit awards vest in full on November 5, 2012.

(14)	These restricted stock unit awards vest in full on May 15, 2013.

(15)	These restricted stock unit awards vest in full on November 15, 2013.

(16)	Remaining unvested number of shares subject to this restricted stock award vests in full on July 18, 2011.

(17)	Remaining unvested number of shares subject to this restricted stock unit award vests in full on August 5, 2011.

(18)

Restricted stock unit award that vests with respect to one-sixth of the total number of shares subject to the award on April 30, 2011, and with respect to one-fifth of the remaining shares subject to the award each six months thereafter.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the options exercised by our named executive officers during the year ended December 31, 2010 and the values realized upon exercise:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Ron Jankov	—	—	10,000	302,300
Michael Tate	35,500	531,652	30,000	889,800
Marcia Zander	165,143	3,103,369	—	—
Mosafar Maghsoudnia	32,174	523,518	—	—
Behrooz Abdi	60,000	724,752	184,005	5,713,476

(1)

Value is the excess of the closing price of a share of common stock on the Nasdaq GS on the date of exercise over the exercise price multiplied by the number of shares purchased upon exercise of the option.

(2)	Value is the closing price of a share of common stock on the Nasdaq GS on the date of vesting multiplied by the number of shares that vested on that date.

EQUITY COMPENSATION PLAN SUMMARY

The following table sets forth certain information as of December 31, 2010 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated as follows:

•	All compensation plans previously approved by security holders; and

•	All compensation plans not previously approved by security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights as of December 31, 2010 (3)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (4)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans as of December 31, 2010
Equity compensation plans approved by stockholders (1)	6,505,074	(5)	$11.90	3,664,443	(7)
Equity compensation plans not approved by stockholders (2)	1,428,212	(6)	$15.54	87,193

(1)	This reflects our 2000 Plan, 2004 Plan and 2004 Employee Stock Purchase Plan.

(2)

This reflects stock options and restricted stock units granted in 2010 in accordance with Rule 5635(c)(4) (formerly Rule 4350(i)(l)(A)(iv)) of the NASDAQ listing rules to new employees as inducements material to their entering into employment with us. All such stock options have an exercise price equal to the fair market value on their grant dates. The options have a 10-year term and vest over four years as follows: one-fourth of the shares subject to the option vest on the first anniversary of the vesting commencement date, and one thirty-sixth of the remaining shares subject to such option at the end of each calendar month thereafter, subject to the optionee’s continued service with us. Rule 5635(c)(4) requires all such awards to be approved by the Compensation Committee or a majority of the independent directors on our board of directors, but does not require stockholder approval of these awards.

(3)

In connection with the Aeluros Acquisition in October 2007, we assumed options held by former employees and consultants of Aeluros under the Aeluros 2001 Stock Option/Stock Issuance Plan exercisable for 208,000 shares of common stock (after giving effect to the exchange ratio provided in the acquisition agreement). Of these assumed options, options to purchase 42,559 shares of common stock were outstanding as of December 31, 2010. These remaining outstanding options have a weighted average exercise price of $2.20 per share. No further awards will be made under this plan. Statistics regarding the assumed options are not included in the above table.

(4)	The weighted average exercise prices reflect solely the shares that will be issued upon exercise of outstanding options.

(5)	This number includes 2,136,117 shares subject to outstanding restricted stock units granted under the 2004 Plan.

(6)	This number includes 764,691 shares subject to outstanding restricted stock units granted.

(7)	This number includes 3,386,094 shares available for future grant under the 2004 Plan, and 278,349 shares available for future issuance under our 2004 Employee Stock Purchase Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Ms. Zander has entered into a change of control agreement with us. Pursuant to this agreement Ms. Zander will be entitled to receive a severance payment equal to 50% of her annual salary at that time, in addition to any other amounts and benefits to which she may be entitled, if her employment is terminated for any of the following reasons within one year following our change in control (as defined below):

•	a material diminution in Ms. Zander’s base compensation;

•	a material diminution in Ms. Zander’s authority, duties or responsibilities;

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom Ms. Zander is required to report, including a requirement that Ms. Zander report to a corporate officer or employee instead of reporting directly to the board of directors;

•	a material diminution in the budget over which Ms. Zander retains authority;

•	a material change in the geographic location at which Ms. Zander must perform the services; or

•	any other action or inaction that constitutes a material breach by us of the agreement.

Under this agreement, a change of control results when there is an acquisition of 45% or more of our outstanding voting securities by one individual or entity or a group of stockholders or an acquisition of the company which results in a change in the majority of the directors on the board of directors, a new stockholder or group receiving at least 45% of the outstanding voting securities, or our former stockholders retaining less than 50% of our outstanding voting securities. Ms. Zander is not entitled to receive the severance payment, however, unless she has given us notice of the occurrence of the change within 90 days of its occurrence and we fail to remedy the occurrence within 30 days of its receipt of notice.

Since July 2002, all option agreements for option grants to our named executive officers and other members of our senior management (as well as certain grants to other employees) provide that in the event of our change of control, and if the options are not assumed by the successor corporation, the vesting of the options will accelerate in full, measured from the date of the change of control. If the options are assumed by the successor corporation but a named executive officer is involuntarily terminated (as defined in the agreement) within 24 months after the effective date of the change of control, the vesting of the named executive officer’s options will accelerate with respect to such additional number of shares as the officer would have received if he or she had remained employed for the 24-month period. Under the agreement a change of control is defined generally as the sale of all or substantially all of our assets or the merger or consolidation of our company with or into another corporation (except where existing holders of our voting securities retain more than 50% of their voting power). Similarly, since July 2007, all agreements for restricted stock awards and grants of restricted stock units to our named executive officers and other members of our senior management provide that in the event of our change of control, and if the awards and grants are not assumed by the successor corporation, the vesting of the restricted stock awards and units will accelerate in full, measured from the date of the change of control. If the restricted stock awards and units are assumed by the successor corporation but the employment of a named executive officer is involuntarily terminated (without cause, or constructively because of a material reduction in responsibility or compensation, or a material relocation, as defined in the agreement) within 24 months after the effective date of the change of control, the vesting of the named executive officer’s restricted stock awards and units will accelerate with respect to such additional number of shares as the officer would have received if he or she had remained employed for the 24-month period. Under the agreement a change of control is defined generally as the sale of all or substantially all of our assets or the merger or consolidation of us with or into another corporation (except where existing holders of our voting securities retain more than 50% of their voting power).

Our employment offer letter with Mr. Abdi, our executive vice president and general manager, provides that if Mr. Abdi’s employment is involuntarily terminated (as defined in the offer letter) not in connection with a change in control (as defined in the offer letter), we are obligated to pay Mr. Abdi a separation package of: (i) one year of salary, (ii) monthly payments of COBRA health care premiums and (iii) the lesser of 24 months of vesting or the remaining months of vesting of Mr. Abdi’s stock options and restricted stock units granted on November 2, 2009. The sum of the payments described in clauses (i) and (ii) are not to exceed $400,000.

In the first quarter of 2011, our Compensation Committee reviewed with Compensia the prevalent practices of semiconductor and other high-technology companies with respect to compensation for executive officers who are involuntarily terminated following a change-of-control. They considered severance cash payments, acceleration of vesting of equity grants, and other benefits. Based on their review of the prevalent market practices and the Compensation Committee’s desire to provide competitive compensation packages and to encourage the cooperation of key executive officers who are negotiating on our behalf in a change-of-control transaction in which their current positions are likely to be eliminated, the Compensation Committee recommended to the Board of Directors on April 20, 2011, and the Board of Directors approved, that the Company enter into change-of-control agreements with each of Mr. Jankov, Mr. Tate and Mr. Roland Cortes, our Vice President, General Counsel and Secretary. These agreements provide that (i) all prior grants of options and restricted stock units to acquire our common stock, and (ii) all future grants of options and restricted stock units to acquire our common stock will vest in their entirety if the employment of individual executive officer is involuntarily terminated (without cause or constructively because he does not retain the same office or responsibility, or there is a material salary reduction or relocation, as defined in the agreement) within 12 months after the effective date of the change-of-control. Under these agreements a change-of-control is defined generally as (i) an acquisition of the Company through a merger, sale of assets or purchase of securities, unless existing stockholders retain at least 50% of the outstanding voting securities, (ii) a change in the majority of the directors on the board of directors within a 36-month period as a result of proxy contests, or (iii) a determination by a majority of the board of directors that a change-of-control has occurred. The change-of-control agreements do not include any provisions with respect to severance cash payments or other benefits in the event of a change-of-control. These change-of-control agreement vesting acceleration provisions supersede those contained in any equity award agreement between us and the individuals.

Under the executive employment agreement provisions and equity acceleration provisions described above, if (a) a change of control had occurred on December 31, 2010 (including applying the provisions of the change-of-control agreements entered into in April 2011) and (b)(1) the employment of the named executive officers had been actually or constructively terminated without cause or (2) in the case of named executive officers other than Mr. Jankov and Mr. Tate, the acquiring entity did not assume their options outstanding on that date, the following payments to the named executive officers would have been required:

Name	Salary ($)		Bonus ($)	Stock Options ($)(2)	Stock Awards ($)(2)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (3)
Ronald Jankov	—		—	2,425,263	6,922,764	—	53,196	9,401,223
Michael Tate	—		—	1,136,220	2,951,409	—	32,801	4,120,430
Marcia Zander	321,168	(1)	73,586	1,001,748	2,286,648	—	37,701	3,720,851
Mosafar Maghsoudnia	—		—	683,479	1,873,669	—	35,679	2,592,827
Behrooz Abdi	—		—	5,328,223	5,939,945	—	40,385	11,308,553

(1)	Includes commissions earned of $190,327.

(2)

The following numbers of option shares and restricted stock or restricted stock unit award shares would have vested immediately as a result of acceleration on December 31, 2010 for each of the named executive officers. The value is calculated as the intrinsic value per share, multiplied by the number of shares that would become fully vested upon the change in control. For an option, intrinsic value per share is calculated as the excess of the closing price of the common stock on the Nasdaq GS of $31.41 on December 31, 2010 over the exercise price of the option. If the value is less than zero, it is deemed to be zero for the purpose of this calculation. For an award of restricted stock or restricted stock units, the intrinsic value per share is equal to the closing price of the common stock on December 31, 2010. The amount stated in the table equals the aggregate intrinsic value of all of such shares.

Name	Number of Accelerated Option Shares	Number of Accelerated Shares Under Stock Awards
Ronald Jankov	127,772	220,400
Michael Tate	66,045	93,964
Marcia Zander	52,800	72,800
Mosafar Maghsoudnia	35,865	59,652
Behrooz Abdi	434,957	189,110

(3)

In determining the amounts in this column each named executive officer is presumed to receive the maximum amount payable under his or her change-in-control arrangement. The time value of money has not been taken into account in determining these amounts.

Under the executive employment agreement provisions and equity acceleration provisions described above, if (a) a change of control had occurred on December 31, 2010 (including applying the provisions of the change-of-control agreements entered into in April 2011) and (b)(1) the employment of the named executive officers had been actually or constructively terminated without cause and (2) the acquiring entity had assumed their outstanding options on that date, the following payments to the named executive officers would have been required:

Name	Salary ($)		Bonus ($)	Stock Options ($) (2)	Stock Awards ($) (2)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (3)
Ronald Jankov	—		—	2,425,263	6,922,764	—	53,196	9,401,223
Michael Tate	—		—	1,136,220	2,951,409	—	32,801	4,120,430
Marcia Zander	321,168	(1)	73,586	1,001,748	1,658,448	—	37,701	3,092,651
Mosafar Maghsoudnia	—		—	683,479	1,088,419	—	35,679	1,807,577
Behrooz Abdi	—		—	2,779,942	3,959,984	—	40,385	6,780,311

(1)	Includes commissions earned of $190,327.

(2)

The following numbers of option shares and restricted stock or restricted stock unit award shares would have vested immediately as a result of acceleration on December 31, 2010 for each of the named executive officers. The value is calculated as the intrinsic value per share, multiplied by the number of shares that would become fully vested upon the change in control. For an option, intrinsic value per share is calculated as the excess of the closing price of the common stock on the Nasdaq GS of $31.41 on December 31, 2010 over the exercise price of the option. If the value is less than zero, it is deemed to be zero for the purpose of this calculation. For an award of restricted stock or restricted stock units, the intrinsic value per share is equal to the closing price of the common stock on December 31, 2010. The amount stated in the table equals the aggregate intrinsic value of all of such shares.

Name	Number of Accelerated Option Shares	Number of Accelerated Shares Under Stock Awards
Ronald Jankov	127,772	220,400
Michael Tate	66,045	93,964
Marcia Zander	52,800	52,800
Varadarajan Srinivasan	35,865	34,652
Behrooz Abdi	226,934	126,074

(3)

In determining the amounts in this column each named executive officer is presumed to receive the maximum amount payable under his or her employment agreement. The time value of money has not been taken into account in determining these amounts.

If involuntary termination of employment had occurred on December 31, 2010 other than in connection with a change of control, the following severance payments to the named executive officers listed below would have been required under their respective employment offer letters:

Name	Salary ($) (1)	Stock Options ($) (2)	Stock Awards ($) (2)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($)
Behrooz Abdi	350,000	2,779,942	3,959,984	—	40,385	7,130,311

(1)

In determining this amount, Mr. Abdi is presumed to receive the maximum amounts payable under their employment agreements. The time value of money has not been taken into account in determining these amounts.

(2)

The following numbers of option shares and restricted stock or restricted stock unit award shares would have vested immediately as a result of acceleration on December 31, 2010 for each of the named executive officers. The value is calculated as the intrinsic value per share, multiplied by the number of shares that would become fully vested upon the change in control. For an option, intrinsic value per share is calculated as the excess of the closing price of the common stock on the Nasdaq GS of $31.41 on December 31, 2010 over the exercise price of the option. If the value is less than zero, it is deemed to be zero for the purpose of this calculation. For an award of restricted stock or restricted stock units, the intrinsic value per share is equal to the closing price of the common stock on December 31, 2010. The amount stated in the table equals the aggregate intrinsic value of all of such shares.

Name	Number of Accelerated Option Shares	Number of Accelerated Shares Under Stock Awards
Behrooz Abdi	226,934	126,074

Employment Agreements

In addition to the change-in-control arrangements summarized above, we have entered into employment offer letters with each of our named executive officers. Each letter specifies the named executive officer’s initial base salary amount, bonus arrangement, if any, both of which are subject to adjustment over time, and initial stock option grant. None of the letters indicate a specific term of employment, and each officer’s employment may be terminated by either party at any time.

We also have entered into agreements to indemnify our current and former directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of us, arising out of such person’s services as our director or executive officer, or a director or executive officer of any subsidiary of ours or of any other company or enterprise to which the person provided services at our request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock owned by each person or entity we know to be the beneficial owner of more than 5% of our common stock as of April 15, 2011, and by our current directors, by the nominees for election as directors, by each of our named executive officers and by all of our directors and executive officers as of April 15, 2011 as a group. Ownership information is based upon information provided by the individuals.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and includes all shares over which the beneficial owner exercises voting or investment power. Options, restricted stock units and other rights to acquire our common stock that are presently exercisable or exercisable within 60 days after April 15, 2011 are included in the total number of shares beneficially owned for the person holding those options, restricted stock units or other rights and are considered outstanding for the purpose of calculating percentage ownership of the particular holder. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on approximately 68,309,833 shares outstanding as of April 15, 2011. Unless otherwise stated, the business address of each of our executive officers and directors is 3975 Freedom Circle, Santa Clara, California 95054.

Wells Fargo and Company (1) 420 Montgomery Street San Francisco, CA 94104	5,210,661	7.6%
Blackrock, Inc. (2) 40 East 52nd Street New York, NY 10022	5,041,372	7.4%
Turner Investment Partners, Inc. (3) 1205 Westlakes Drive, Suite 100 Berwyn, PA 19312	4,815,025	7.0%
FRM, LLC (4) 82 Devonshire Street, Boston, Massachusetts 02109	3,604,867	5.3%
Norman Godinho (5)	3,275,810	4.8%
Ronald Jankov (6)	1,505,427	2.2%
Michael Tate (7)	114,795	*
Stephen Domenik (8)	33,046	*
Mozafar Maghsoudniz (9)	58,538	*
Leonard Perham (10)	208,270	*
Douglas Broyles (11)	154,310	*
Behrooz Abdi (12)	170,105	*
Marcia Zander (13)	164,220	*
Alan Krock (14)	7,500	*
Marvin Burkett (15)	4,000	*
All directors and executive officers as a group (16 persons) (16)	6,077,276	8.7%

*	Represents holdings of less than one percent.

(1)

This information is based solely on the Schedule 13G filed with the Securities and Exchange Commission on January 20, 2011 by Wells Fargo and Company on its own behalf and on behalf of the following subsidiaries of Wells Fargo and Company: Wells Capital Management Incorporated, Wells Fargo Funds Management Company, LLC, Wells Fargo Bank, N.A., Peregrine Capital Management, Inc., Wells Fargo Advisors, LLC, Wells Fargo Delaware Trust Company, N.A., and Wells Fargo Funds Management, LLC.

(2)	This information is based solely on the Schedule 13G filed with the Securities and Exchange Commission on February 7, 2011 by BlackRock, Inc. and on behalf of the following subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BalckRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, Blackrock Advisors, LLC, BlackRock Capital Management, Inc., BalckRock Investment Management, LLC, BlackRock (Luxembourg) S.A., BlackRock Fund Managers Limited, BlackRock International Limited, and State Street Research & Management Company.

(3)	This information is based solely on the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011 by Turner Investment Partners, Inc.

(4)

This information is based solely on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011 by FMR LLC, Fidelity Management & Research Company (“Fidelity”) and Edward C. Johnson 3d. Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, are the beneficial owner of 3,367,267 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Funds”). Edward C. Johnson 3d and FMR LLC, through their control of Fidelity and the Funds each has sole power to dispose of the 3,367,267 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 16,430 shares of our common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through their control of PGALLC, each has sole dispositive power over 16,430 shares and sole power to vote or to direct the voting of 16,430 shares of Common Stock owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 221,170 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through their control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 221,170 shares of our common stock and sole power to vote or to direct the voting of 205,800 shares of our common stock owned by the institutional accounts managed by PGATC as reported above.

(5)

Includes 107,500 shares of our common stock issuable upon the exercise of options and vesting of restricted stock units, 300,000 shares held by The Godinho Bypass Trust DTD June 12, 1995, 105,000 shares held by The Godinho Children’s Trust, DTD November 7, 1983, and 2,763,310 shares held by The Godinho Family Revocable Living Trust dated April 21, 1995, Norman Godinho, Trustee. Mr. Godinho reported that he has sole voting and investment power with respect to 100% of these shares. Mr. Godinho disclaims beneficial ownership of the shares held by The Godinho Bypass Trust DTD June 12, 1995 and The Godinho Children’s Trust, DTD November 7, 1983.

(6)

Includes 779,532 shares of our common stock issuable upon the exercise of options and vesting of restricted stock units, and 484,920 shares of our common stock held by Global Link 1 Capital, of which Mr. Jankov is a trustee. Mr. Jankov is our President and Chief Executive Officer and one of our directors.

(7)	Includes 104,766 shares of our common stock issuable upon the exercise of options and vesting of restricted stock units. Mr. Tate is our Vice President and Chief Financial Officer.

(8)

Includes 27,500 shares of our common stock issuable upon the exercise of options and vesting of restricted stock units, 5,000 shares of our common stock directly owned by Mr. Domenik, 36 shares directly owned by SRB Associates VIII L.P. (“SRB VIII”) and 5,010 shares directly owned by Sevin Rosen Bayless Management Company (“SRBMC”). Mr. Domenik is a general partner of SRB VIIII and a director of SRBMC. Mr. Domenik reported that he has shared voting and investment power with respect to, and disclaims beneficial ownership of, the shares held by SRB VIII and SRBMC except to his pecuniary interest therein.

(9)	Includes 58,520 shares of our common stock issuable upon the exercise of options and vesting of restricted stock units.

(10)	Includes 47,500 shares of our common stock issuable upon the exercise of options and vested of restricted stock units.

(11)	Includes 27,500 shares of our common stock issuable upon the exercise of options and vesting of restricted stock units.

(12)	Includes 151,174 shares of our common stock issuable upon the exercise of options and vesting of restricted stock units.

(13)	Includes 155,762 shares of our common stock issuable upon the exercise of options and vesting of restricted stock units.

(14)	Includes 7,500 shares of our common stock issuable upon the vesting of restricted stock units.

(15)	Includes 4,000 shares of our common stock issuable upon the vesting of restricted stock units.

(16)	Includes 1,799,700 shares of our common stock issuable upon the exercise of options and vesting of restricted stock units.

TRANSACTIONS WITH RELATED PERSONS

During 2010, we believe there were no transactions, or series of similar transactions, to which we were or are to be a party in which the amount involved exceeded $120,000, and in which any of our directors or executive officers, any holders of more than 5% of our common stock, any members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in the sections titled “Compensation of Non-employee Directors” and “Executive Compensation” above.

It is our policy to require that all transactions between us and any related person, as defined above, must be approved by our Audit Committee in accordance with its charter and by a majority of our board of directors, including a majority of independent directors who are disinterested in the transactions to be approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ours. Directors, executive officers and greater than 10% holders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of Forms 3 and 4 received during 2010 and Forms 5 (or any written representations) received with respect to fiscal year 2010, we believe that all directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during 2010.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of independent directors as determined in accordance with Rule 5605(a)(2) of the NASDAQ listing rules and Rule 10A-3 of the Securities Exchange Act of 1934. During fiscal year 2010, the Audit Committee operated pursuant to a written charter adopted by the board of directors effective May 18, 2004, as amended, which is available at www.netlogicmicro.com.

The Audit Committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters. The Audit Committee also monitors the performance of our independent registered public accounting firm, and reviews the audit report on the financial statements following completion of the audit and our accounting practices with respect to internal accounting and financial controls. Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. Our independent registered public accounting firm audits the financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America and discusses with our Audit Committee any issues they believe should be raised with us. The Audit Committee’s responsibilities under the Audit Committee Charter include the selection or dismissal of our independent registered public accounting firm, review of the scope of the annual audits, and approval of fees to be paid to our independent registered public accounting firm.

The Audit Committee reviewed and discussed our audited financial statements for fiscal year 2010 with management and PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm. In addition, the Audit Committee has reviewed and discussed our audited financial statements with PwC, including such items as Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. PwC provided the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee regarding independence and discussed PwC’s independence with members of that firm. Based on the discussions with PwC concerning the audit, the independence discussions and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors that our financial statements for the fiscal year ended December 31, 2010 be included in the 2010 Annual Report on Form 10-K filed with the SEC.

The Audit Committee of the Board of Directors:
Marvin Burkett, Chairman
Leonard Perham
Steven Domenik

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the Annual Meeting, three Class I directors are to be elected to serve until the 2014 annual meeting of stockholders and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director. There are three nominees, each of whom are currently directors of ours. Each of these nominees has been recommended by our governance and nominating committee for re-election to our board of directors and has been approved by our board of directors for nomination.

NOMINEES

Set forth below is information regarding the nominees for election to our board of directors:

Name	Position(s) with the Company	Year First Elected Director
Ronald Jankov	Director	2000
Norman Godinho	Director	1997
Marvin Burkett	Director	2010

Each person nominated has agreed to serve if elected, and our board of directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current board of directors to fill the vacancy.

Our board of directors unanimously recommends that the stockholders vote FOR the election of both of the above nominees.

PROPOSAL NO. 2:

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2011

Our audit committee meets with PricewaterhouseCoopers LLP (“PwC”) several times a year. At such times, our audit committee reviews both audit services performed by PwC as well as the fees charged for such services.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The following table shows the fees paid or accrued (in thousands) by us for the audit and other services provided by PwC for fiscal 2010 and 2009. During the fiscal years ended December 31, 2010 and 2009, no other fees were billed by PwC for information, technology consulting or any other services.

	2010	2009
Audit Fees (1)	$1,048	$1,797
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,048	$1,797

(1)

Audit fees consist of the aggregate fees for professional services rendered by PwC for the annual audit of financial statements and internal control over financial reporting in compliance with regulatory requirements under the Sarbanes-Oxley Act and review of condensed financial statements included in quarterly reports on Form 10-Q. In addition, audit fees included the fees for professional services rendered by PwC in connection with our filings of Form S-3, the acquisition of certain assets of the network search engine business from Integrated Device Technology, Inc. and the acquisition of RMI Corporation, and our follow-on stock offering in March 2010.

In the event the stockholders fail to ratify and approve our audit committee’s appointment, our audit committee will reconsider its selection. Even if the appointment is ratified and approved, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if our audit committee determines that such a change would be in our and our stockholders’ best interests.

Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Our board of directors unanimously recommends that stockholders vote FOR the proposal to ratify our audit committee’s appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011.

PROPOSAL NO. 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory vote on executive compensation as described below. The Company believes that it is appropriate to seek the views of its stockholders on the design and effectiveness of the Company’s executive compensation program.

Our compensation philosophy and the objective of our compensation program is to align the interests of our stockholders and management by integrating executive compensation with our annual and long-term corporate strategic and financial objectives. We believe that the overall compensation for our executive officers should be fair, reasonable and competitive to attract, retain, motivate and reward well-qualified executives who contribute to our long-term success. Accordingly, our compensation program is designed to reward the performance of each executive officer and recognize the officer’s contribution to our overall performance in a particular fiscal year, as well as to our long-term strategic and financial objectives. Stockholders are encouraged to read the Compensation Discussion and Analysis and other sections of this proxy statement. Notable aspects of the program include:

•

Members of the Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to our executive officers. The Compensation Committee engages and receives advice from an independent, third-party compensation consultant, and selects a peer group of companies, taking into account the compensation consultant’s recommendations, to compare to our executive officers’ compensation.

•

Our annual cash bonus plan is designed to reward our executive officers and other key contributors based on our overall strategic and financial performance during a fiscal year. The determination of each individual executive’s performance is made with an emphasis on the performance of the entire executive management team and their respective departments in relation to the Company’s overall strategic and financial performance, not just with respect to the individual’s performance and objectives.

•

We pay a substantial portion of the total compensation for our executive officers in the form of long-term equity incentives. For 2010, we granted our named executive officers restricted stock units that vest in 2013, which we believe best encourages employee retention and long-term performance, and aligns employee and stockholder interests.

The Compensation Committee and the board of directors believe that these policies, procedures and amounts are effective in implementing our compensation philosophy and in achieving its goals. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to approve or not approve our executive compensation program and policies.

Because your vote is advisory, it will not be binding upon the Company, the board of directors or the Compensation Committee. Our board of directors and our Compensation Committee value the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Our board of directors believes that the compensation of our named executive officers, as described in this Proxy Statement, is appropriate for the reasons stated above, and unanimously recommends a vote “FOR” approval of the compensation for our named executive officers as described in this Proxy Statement.

PROPOSAL NO. 4:

ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

Stockholders of the Company have the opportunity to advise the Compensation Committee and the board of directors regarding how frequently to conduct the advisory vote on executive compensation, commonly known as “say-on-pay.” Stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

The board of directors believes that it is preferable to conduct the say-on-pay advisory vote every three years, as we have a consistent record of full and transparent disclosures regarding our executive compensation philosophy, programs, practices and the amounts paid to our executive officers, and, as a practical matter, any changes to our executive compensation program that were responsive to stockholder concerns would not be fully disclosed and reflected in the Compensation Discussion and Analysis and other sections of the Proxy Statement concerning executive compensation until the second year following an unfavorable say-on-pay vote.

Because your vote is advisory, it will not be binding upon the board of directors of the Company. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Our board of directors believes that a holding an advisory vote on executive compensation every three years is appropriate for the reasons stated above, and unanimously recommends that the advisory vote on executive compensation be conducted every three years.

PROPOSAL NO. 5:

STOCKHOLDER PROPOSAL REGARDING MAJORITY

VOTING IN DIRECTOR ELECTIONS

The California State Teachers’ Retirement System (“CalSTRS”) has represented it is the beneficial owner of more than $2,000 in market value of shares of our common stock and intends to continue to hold the Company’s common stock through the date of the Annual Meeting. The Company will provide the CalSTRS address and the number of shares of common stock owned by CalSTRS upon receiving an oral or written request by a stockholder for this information. CalSTRS has requested that the Company include the following resolution in this Proxy Statement for consideration by the Company’s stockholders:

“Be It Resolved: That the shareholders of NetLogic Microsystems, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.”

CalSTRS has provided the following supporting statement:

CalSTRS Supporting Statement

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withhold” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 68% of he companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of utmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholder will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections. Please vote FOR this proposal.

The Company’s Statement In Opposition To Proposal No. 5

After careful consideration, the board of directors and its Governance and Nominating Committee, consisting entirely of independent directors, believe that the above-described stockholder proposal to change the voting standard for our directors is unnecessary and not in the best interests of the Company and its stockholders, both for reasons of law and governance policy.

Our board of directors and the Governance and Nominating Committee believe that certainty is in the best interest of all stockholders and is preferable to placing strict majority voting standards in the Company’s certificate of incorporation or by-laws, which could result in potentially disruptive outcomes. Under the structure proposed by the proponent, a director who received less than a majority of the votes cast would not be “elected.” However, under Delaware law, even if not elected, the director would serve until his or her successor was elected and qualified. As a result, the changes suggested by the proponent could result in one or more “unelected” directors continuing to serve as “holdover” directors, perhaps for several years. We believe that uncertainty would not be beneficial to the Company or our stockholders. We believe that the implications of this “holdover” status have not been fully developed, which will create uncertainty in our Board’s composition and the execution of its oversight function.

Not only does Delaware law make a majority voting standard unreasonable, but the Company’s own governance documents make adopting the proposed standard unnecessary. CalSTRS’s claims that the Company’s current voting system effectively disenfranchises shareholders are incorrect and misleading. Separate from the director election process, the Company’s stockholders have always had the ability to remove directors with cause prior to the expiration of the director’s term. Further, any stockholder who is dissatisfied with a director has always had the ability to nominate an alternative board candidate for stockholder consideration.

The Company believes its stockholders are satisfied with the composition of its board of directors and the Company’s financial performance, as all of the Company’s directors have consistently been elected by the affirmative vote of substantially more than a majority of its outstanding shares. The board of directors maintains a Governance and Nominating Committee that is composed entirely of independent directors and that has a thorough corporate governance process designed to identify and propose director nominees who will best serve the interests of the Company and its stockholders. As a result, the Company’s stockholders have consistently elected highly qualified directors with extensive and relevant business backgrounds to serve on our board of directors.

For the reasons set forth above, our board of directors unanimously recommends a vote “AGAINST” adoption of Proposal No. 5.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

To be considered for inclusion in the proxy statement relating to our 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, stockholder proposals must be received no later than December 30, 2011.

For any stockholder nominations or stockholder proposals to be properly submitted by a stockholder for the 2012 Annual Meeting of Stockholders, the stockholder must give us timely notice in writing. For stockholder nominations or stockholder proposals submitted outside the processes of Rule 14a-8 to be considered timely, we must receive the stockholder’s notice not less than 90 or more than 120 calendar days in advance of the anniversary of the previous year’s annual meeting of stockholders. To be timely for the 2012 Annual Meeting of Stockholders, we therefore must receive a stockholder’s notice between January 21, 2012 and February 20, 2012. However, in the event that the annual meeting is called for a date that is not within thirty calendar days of the anniversary of the date on which the immediately preceding annual meeting of stockholders was called, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. All stockholder proposals should be addressed to the attention of the Secretary at our principal office and contain the information required by our bylaws.

OTHER MATTERS

Our board of directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, our board of directors intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.

Whether or not you intend to be present at the meeting, you are urged to fill out, sign, date and return the enclosed proxy at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald S. Jankov
President and Chief Executive Officer

Santa Clara, California

April 29, 2011

NETLOGIC MICROSYSTEMS, INC. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY # Address Change?Mark box, sign, and indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR All Nominees under Item1, FOR Items 2 and 3, FOR “3 Years” under Item 4, and “AGAINST” Item 5. 1. Election of directors: 01Ronald Jankov Vote FOR Vote WITHHELD 02 Norman Godinho all nominees from all nominees 03 Marvin Burkett (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) Please fold here – Do not separate 2. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal For Against Abstain year ending December 31, 2011. 3. To approve, by non- binding vote, 2010 executive compensation. For Against Abstain The Board of Directors recommends a vote for 3 years: 4. To recommend, by non-binding vote, the frequency of future votes on executive compensation. ?1 Year 2 Years 3 Years Abstain The Board of Directors recommends a vote AGAINST this proposal: 5. Approval of a stockholder proposal to request the Board of Directors to initiate an appropriate process to amend the Company’s certificate of incorporation and/or bylaws to provide that uncontested director nominees For Against Abstain shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS REFERRED TO IN SEC RULE 14a-4. Date             Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

NETLOGIC MICROSYSTEMS, INC. ANNUAL MEETING OF STOCKHOLDERS Friday, May 20,2 011 8:00 a.m.( Pacific Time) Bingham McCutchenL LP 1900 University Avenue, 4th Floor East Palo Alto, CA 9 4303 NetLogic Microsystems, Inc. 3975 Freedom Circle Santa Clara, CA 95054 proxy This proxy is solicited by the NetLogic Microsystems, Inc. Board of Directors for use at the Annual Meeting on May 20, 2011. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted as the Board of Directors recommends. By signing the proxy, you revoke all prior proxies and appoint Mr. Ronald Jankov and Mr. Roland Cortes, and each of them acting in the absence of the other, with full power of substitution, as proxies to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET PHONE MAIL www.eproxy.com/netl 1-800-560-1965 Mark, sign and date your proxy Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the until 12:00 p.m. (CT) on vote your proxy until 12:00 p.m. (CT) postage-paid envelope provided. May 19, 2011. on May 19, 2011. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.